U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                  COMMISSION FILE NUMBER 0-16206

                           NOTIFICATION OF LATE FILING
                           ---------------------------

                                  (Check One):

[x] Form 10-K [ ] Form 11-K [ ] Form 20-F [ ] Form 10-Q

For Period Ended:  May 31, 1999

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________


PART I- REGISTRANT INFORMATION
_______________________________________________________________________________

Full Name of Registrant:  OAK TREE MEDICAL SYSTEMS, INC.

Former Name if Applicable: ____________________________________________________

Address of Principal Executive Office (Street Number): 2797 OCEAN PARKWAY

City, State and Zip Code:  BROOKLYN, NEW YORK 11235

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_______________________________________________________________________________

PART II - RULE 12B-25(B)AND (C)
______________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or portion thereof will  be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
              has been attached if applicable.

_______________________________________________________________________________

PART III - NARRATIVE
_______________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

         The Company's Annual Report on Form 10-K for the year ended May 31, 1999 cannot be filed within the prescribed time period because the Company is experiencing delays in the collection and the compilation of certain financial and other information required to be included in the Form 10-K. The Form 10-K will be filed as soon as reasonably practicable and in no event later than the 15th calendar day following the prescribed due date.

_______________________________________________________________________________

PART IV - OTHER INFORMATION
_______________________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification:

         SIMON BOLTUCH            (718)         769-6042
         ----------------------------------------------------
         (Name)                (Area Code)  (Telephone Number)

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(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):

                                                     [X]  Yes    [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                     [ ]  Yes    [X]  No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. See below:

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                         OAK TREE MEDICAL SYSTEMS, INC.
                   -------------------------------------------
                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 30, 1999                         By:/S/ SIMON BOLTUCH
                                               --------------------------------
                                               Name: Simon Boltuch
                                               Title: Chief Financial Officer

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